EXHIBIT 4.28

CONFIDENTIAL TREATMENT REQUESTED

[*] indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

EXECUTION VERSION

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

BY AND AMONG

SOUND INPATIENT HOLDINGS, LLC

SOUND INPATIENT PHYSICIANS, INC.

 SOUND INPATIENT PHYSICIANS HOLDINGS, LLC

AND

FRESENIUS MEDICAL CARE AG & CO. KGAA

DATED AS OF JUNE 13, 2014

i

ii

EXHIBITS

A	— Example Statement of Net Working Capital
B	— Form of Escrow Agreement
C	— Form of TowerBrook Restrictive Agreement
D	— Employee Restrictive Agreements
E	— Employment Agreement Amendments
F	— Forms of Rollover Equity Agreements

iii

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

This STOCK PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of June 13, 2014, is made by and among Sound Inpatient Physicians, Inc., a Delaware corporation (the “Company”), Sound Inpatient Holdings, LLC, a Delaware limited liability company (“Seller”), Sound Inpatient Physicians Holdings, LLC, a Delaware limited liability company (“Buyer”), and Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“Parent Guarantor”). The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties”.

RECITALS:

WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding capital stock of the Company, consisting of 100 shares of common stock, par value $0.01 per share, of the Company (the “Shares”);

WHEREAS, on the day prior to the Closing Date, Seller shall consummate the Distribution (as defined below) pursuant to and in accordance with Section 6.14;

WHEREAS, immediately prior to the Closing, each Rollover Equityholder (as defined below) shall contribute the Rollover Shares (as defined below) held by such Rollover Equityholder to Buyer in exchange for certain Buyer Units (as defined below), in each case, pursuant to and in accordance with the applicable Rollover Agreement (as defined below) (collectively, such contributions, the “Rollover”);

WHEREAS, contemporaneously with the Rollover, Seller shall contribute to Buyer, and Buyer shall accept from Seller, the Contributed Shares (as defined below) in exchange for the Contributed Share Consideration (as defined below) (the “Contribution”);

WHEREAS, contemporaneously with the Rollover and the Contribution, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Purchased Shares (as defined below); and

WHEREAS, in connection with the transactions contemplated by this Agreement and concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into Employee Restrictive Agreements and Employment Agreement Amendments with the Company, which agreements will become effective automatically upon the consummation of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Shareholder Vote” has the meaning set forth in Section 6.15.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounting Principles” means the principles, practices, methodologies and procedures used by the Company in the preparation of the Financial Statements.

“Acquisition Transaction” has the meaning set forth in Section 6.6.

“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Units” means Class A Units of Buyer.

“Caregiver Personnel” has the meaning set forth in Section 3.21(m).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks payable to any Group Company, bank deposits and short term investments) of the Group Companies as of the close of business on the Business Day immediately preceding the Closing Date, in each case, calculated in accordance with GAAP using the Accounting Principles.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Date Tax-Adjusted Settlement Agreement Obligations” means an amount equal to (i) all amounts payable under the Settlement Agreement as of the Closing Date, less (ii) [*].

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Intellectual Property Rights” has he meaning set forth in Section 3.12.

“Company Material Adverse Effect” means a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Company Material Adverse Effect has occurred: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (vii) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that any effect, event, development, occurrence or change underlying such failure may be considered in determining if a Company Material Adverse Effect otherwise occurred), (viii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby (except to the extent that such action relates to a breach by the Company or Seller of the terms of this Agreement, including, without limitation, any failure by any Group Company or Seller to obtain any necessary consents or to provide notices required under this Agreement) or (ix) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing; provided, however, that any facts, changes, developments, events, occurrences, actions, omissions or effects referred to in clauses (i) through (v) above shall be taken into account in determining whether a Company

Material Adverse Effect has or is reasonably likely to have occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies taken as a whole as compared to other participants in the industries in which the Group Companies conduct their businesses.

“Company’s Knowledge” means, as it relates to Seller, the Company or any other Group Company, as of the applicable date, the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of [*], none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

“Confidentiality Agreement” means the confidentiality agreement, dated as of [*], by and between the Company and Fresenius Medical Care AG & Co. KGaA.

“Contributed Share Consideration” means that number of Buyer Units having a value (based on the amount for which Parent Guarantor purchased such Buyer Units) equal to the Contributed Share Value.

“Contributed Share Value” means [*].

“Contributed Shares” means that number of Shares equal to the Contributed Share Value divided by the Per Share Price.

“Contribution” has the meaning set forth in the recitals to this agreement.

“Corporate Integrity Agreement” means that certain Corporate Integrity Agreement, effective as of June 27, 2013, by and between the Company and the Office of the Inspector General of the Department of Health and Human Services.

“Credit Facilities” means that certain Credit Agreement, dated as of December 20, 2013, by and among the Company, as the borrower, Bank of America, N.A., as the lender, Seller and the other Persons set forth on the signature pages thereto.

“Cut-Off Time” has the meaning set forth in Section 8.1(g).

“Debt Payoff Letters” has the meaning set forth in Section 6.12.

“Distribution” has the meaning set forth in Section 6.14.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by any Group Company.

“Employee Restrictive Agreement” means each employee restrictive agreement, entered into as of the date hereof, by and between the Company and each other party thereto, in each case, as attached hereto as Exhibit D.

“Employment Agreement Amendment” means each employee agreement amendment, entered into as of the date hereof, by and between the Company and each other party thereto, in each case, as attached hereto as Exhibit E.

“Enterprise Value” means [*].

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of human health and safety (regarding exposure to Hazardous Materials) or protection of the environment, including all those relating to the presence of, exposure to, management, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Materials, substances or wastes, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agent” has the meaning set forth in 0.

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i)0.

“Escrow Amount” has the meaning set forth in 0.

“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account.

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company. For the avoidance of doubt, Estimated Purchase Price shall be calculated as (i) the Enterprise Value, plus (ii) a good faith estimate of the Net Working Capital Adjustment (which may be a negative number), plus (iii) a good faith estimate of the amount of Cash and Cash Equivalents, minus (iv) a good faith estimate of the amount of Closing Date Indebtedness, minus (v) a good faith estimate of the amount of Unpaid Seller Expenses.

“Estimated Purchase Price Calculation” has the meaning set forth in Section 2.4(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital as of the close of business on March 31, 2014 and attached hereto as Exhibit A.

“Family Member” means, with respect to any Person that is an individual, any parent, brother or sister of a parent, spouse, child, grandchild, spouse of a child, brother or sister of such Person, and each trust created for the benefit of one or more of such Persons and/or the estates of any such Person.

“Federal Anti-kickback Statute” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) and any rules and regulations promulgated thereunder.

“Federal Rules of Evidence” means the Federal Rules of Evidence of the United States as in effect on the date of this Agreement.

“Federal Stark Law” means the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn) and any rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.4.

“FMCH” has the meaning set forth in Section 5.2.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time.  Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) obligations under operating leases or capitalized leases, (x) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (y) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date) or (z) amounts included as Seller Expenses.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) nation, state, county, city, district or other similar jurisdiction of any nature, (ii) federal, state, local or foreign government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court, tribunal or judicial or arbitral body), or (iv) body or other Person (including, without limitation, accreditation agencies or licensure boards) entitled by applicable law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Materials” shall mean (i) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated (due to their dangerous or deleterious characteristics) under the following federal statutes and any analogous state statutes, and all regulations thereunder:  the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act, (ii) petroleum or any derivative or by-product thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) asbestos and asbestos-containing materials, radioactive materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and (v) any other substance, material or waste regulated as “toxic”, “hazardous”, “acutely hazardous”, a “pollutant”, or a “contaminant” pursuant to Environmental Law, including, for the avoidance of doubt, medical waste, as such a term is defined in the Medical Waste Tracking Act of 1988, which includes any solid waste that is generated in the diagnosis, treatment, or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of biologicals.

“Healthcare Law(s)” means (i) all laws and regulations applicable to Medicare and applicable State Medicaid Programs, (ii) the Federal Anti-kickback Statute, (iii) the Federal Stark Law, (iv) the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (v) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (vi) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (vii) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), (viii) HIPAA, (ix) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), (x) TRICARE Laws (10 U.S.C. § 1071 et seq.), (xi) any comparable self-referral, false claims or fraud and abuse laws, directives and regulations promulgated by any state agency, (xii) any regulations thereunder promulgated by the U.S. Department of Health and Human Services or any applicable state agency relating to the foregoing, (xiii) any other federal or state law or regulation of general applicability to health care fraud and kickback/fee-splitting prohibitions governing or regulating the delivery of health care services and management of health care providers, or regulating medical billing or reimbursement, including but not limited to all applicable Medicare and Medicaid statutes and regulations and (xiv) the regulations promulgated pursuant to such laws, all to the extent applicable to any Group Company.

“HIPAA” means the Administrative Simplification provisions of the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or local counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individually-identifiable or prescriber-identifiable information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, (i) Funded Indebtedness, (ii) all obligations of the type referred to in the definition of “Funded Indebtedness” of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Subsidiary in respect of any other Subsidiary), (iii) any capitalized lease obligations of any Group Company as determined in accordance with GAAP using the Accounting Principles, (iv) breakage costs payable upon termination on the Closing Date of any obligations of any Group Company under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (v) the deferred purchase price of property or services (including any earn-out obligations whether or not contingent and regardless of when due, but excluding any trade payables and accrued expenses arising in the ordinary course of business) of any Group Company, (vi) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of any Group Company (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), (vii) any unfunded liability under any Employee Benefit Plan (or related trust) and (viii) the Closing Date Tax-Adjusted Settlement Agreement Obligations, in each case, outstanding as of such time.  For the avoidance of doubt “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is an obligation between the Company and any Subsidiary of the Company or between any two Subsidiaries of the Company.

“Intellectual Property Rights” means all (i) patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and improvements thereof, (ii) trademarks, service marks, trade dress, trade names, logos, slogans and corporate names, Internet domain names, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, but not limited to, source code, object code, data, databases and documentation) and (vi) technology, inventions, know-how, proprietary methods and processes and trade secrets.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(b).

“Latest Balance Sheet Date” means March 31, 2014.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.  For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” means any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses).

“Made Available” means posted to the Project Sigma data room on Intralinks.com and made accessible to Buyer and its representatives at least two Business Days prior to the Closing Date or otherwise delivered to Buyer in person, by facsimile or E-mail in accordance with Section 10.2.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Hospital Client” has the meaning set forth in Section 3.19.

“Material Lease” has the meaning set forth in Section 3.17(a).

“Material Permit” has the meaning set forth in Section 3.9.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of the close of business on the Business Day immediately preceding the Closing Date and calculated in accordance with GAAP using the Accounting Principles and (i) including only current assets and current liabilities of the type and kind included in the Example Statement of Net Working Capital, and (ii) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital). Notwithstanding anything to the contrary contained herein, “Net Working Capital” shall (A) include Tax assets and liabilities (other than any deferred Tax assets or liabilities) and (B) exclude any amounts with respect to (x) Cash and Cash Equivalents, Seller Expenses or Indebtedness and (y) the “tail” policy pursuant to and in accordance with Section 6.5(c).

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Net Working Capital or (ii) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be and expressed as a negative number.

“New Plans” has the meaning set forth in Section 6.9.

“Parent Guarantor” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities, (e) Liens which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole, (f) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not, individually or in the aggregate, have a Company Material Adverse Effect, (h) matters that would be disclosed by an accurate survey or inspection of the real property and (i) Liens described on Schedule 1.1(i).

“Permitted Share Liens” means the Permitted Liens described in clauses (b), (d) and (f) of the definition thereof and any Liens arising under applicable securities laws; provided, however, the Permitted Liens described in clause (d) of the definition thereof shall only constitute Permitted Share Liens prior to Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Per Share Price” means (i) the difference of the Estimated Purchase Price less the Escrow Amount divided by (ii) the number of issued and outstanding Shares as of immediately prior to the Distribution.

“Proceeding” has the meaning set forth in Section 3.8.

“Programs” has the meaning set forth in Section 3.21(c).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Unpaid Seller Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“Purchased Shares” means (i) 100 Shares less (ii) the aggregate number of Rollover Shares less (iii) the aggregate number of Contributed Shares.

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“Rolled Value” has the meaning, with respect to each Rollover Equityholder, set forth in such Rollover Equityholder’s Rollover Agreement.

“Rollover” has the meaning set forth in the recitals to this Agreement.

“Rollover Agreement” means, for each Rollover Equityholder, that certain Rollover Agreement, by and between such Rollover Equityholder and Buyer, pursuant to which such Rollover Equityholder and Buyer shall consummate the Rollover.

“Rollover Certificate” has the meaning set forth in Section 2.4(a).

“Rollover Equity Agreements” means, collectively, a securityholders agreement and amended and restated limited liability company agreement of Buyer in substantially the forms attached hereto as Exhibit F.

“Rollover Equityholders” collectively, means all of the equityholders of Seller that have executed a Rollover Agreement with Buyer prior to the Closing (and as shall be set forth in the

Rollover Certificate), including those set forth on Schedule 1.1(ii), each of whom has entered into a Rollover Agreement as of the date hereof.

“Rollover Shares” means, with respect to each Rollover Equityholder, the Shares such Rollover Equityholder is contributing to Buyer pursuant to such Rollover Equityholder’s Rollover Agreement.

“Schedules” has the meaning set forth in Section 6.11.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” means, without duplication, the aggregate amount due and payable by the Group Companies as of immediately prior to the Closing (or which becomes due and payable as a result of the Closing other than as a result of any action taken by Buyer or any Group Company from and after the Closing) for all out-of-pocket costs and expenses incurred by any of the Group Companies or by or on behalf of Seller (to the extent such amounts are a liability of any Group Company) in the preparation, negotiation and/or consummation of the transactions contemplated by this Agreement; provided, however, that “Seller Expenses” shall exclude any amounts payable by any of the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(c).

“Seller Operating Agreement” means that certain limited liability company agreement of Sound Inpatient Holdings, LLC (f/k/a Excelsis Holdings, LLC and f/k/a Hospitalist Holdings, LLC), dated as of July 12, 2005, as amended by that certain First Amendment, dated as of February 15, 2006, as amended by that certain Second Amendment, dated as of February 15, 2007, as amended by that certain Third Amendment, dated as of November 16, 2011, as amended by that certain Fourth Amendment, dated as of May 9, 2012, as amended by that certain Fifth Amendment, dated as of October 17, 2013, as amended by that certain Sixth Amendment, dated as of June 12, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner that would not have an adverse effect on any Person’s ability to consummate the transactions contemplated hereby).

“Settlement Agreement” means that certain Settlement Agreement, dated [*], by and among the Company, [*].

“Shares” has the meaning set forth in the recitals to this Agreement.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, member or general partner of such business entity (other than a corporation or a company).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.  Notwithstanding anything in this definition or this Agreement to the contrary, (i) each of the entities listed on Schedule 3.2(b) is a Subsidiary of the Company for all purposes of this Agreement, and (ii) no Group Company has any direct or indirect Subsidiaries other than the entities listed on Schedule 3.2(b).

“Target Net Working Capital” means [*].

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, abandoned property or escheat payment, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” has the meaning set forth in Section 3.15(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“TowerBrook Restrictive Agreement” means an agreement to be entered into by and between Buyer and certain Affiliates of Seller, substantially in the form attached hereto as Exhibit C.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the TowerBrook Restrictive Agreement, each Employee Restrictive Agreement and each Employment Agreement Amendment.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“Update” has the meaning set forth in Section 6.11.

Section 1.2            Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (ix) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (x) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xiii) the words “dollar” or “$” shall mean U.S. dollars; and (ix) the word “day” means calendar day unless Business Day is expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Purchased Shares; Contribution of Contributed Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Buyer, the Purchased Shares free and clear of all Liens (other than Permitted Share Liens).  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and contemporaneously with the acquisition of the Purchased Shares, Seller will assign, transfer, convey and deliver to Buyer, and Buyer will accept from Seller, the Contributed Shares free and clear of all Liens (other than Permitted Share Liens).

Section 2.2            Closing of the Transactions Contemplated by this Agreement.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after the later to occur of (x) satisfaction (or waiver) of the conditions set forth in ARTICLE VII (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) and (y) the Cut-

Off Time (such date, as applicable, the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Buyer and Seller.

Section 2.3            Deliveries at the Closing.

(a)           Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer all certificate(s) representing the Contributed Shares and the Purchased Shares, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer.

(b)           Deliveries by Buyer.  At the Closing, Buyer shall (a) pay (i) the Estimated Purchase Price, (ii) the portion of the Closing Date Indebtedness that is Funded Indebtedness and (iii) the Unpaid Seller Expenses that were deducted in the calculation of the Estimated Purchase Price, in each case, in accordance with the provisions set forth in Section 2.4 and (b) transfer, convey and deliver to Seller certificates representing the Contributed Share Consideration, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer, which Contributed Share Consideration shall be delivered free and clear of all Liens (other than Liens arising under the Rollover Equity Agreements).

(c)           Other Deliveries.  The closing certificates and other documents required to be delivered pursuant to this Agreement with respect to the Closing pursuant to ARTICLE VII will be exchanged.

Section 2.4            Purchase Price.

(a)           Estimated Purchase Price and Closing Date Payments.  No later than two Business Days prior to the Closing, Seller shall deliver to Buyer a calculation with reasonable detail of the Estimated Purchase Price (the “Estimated Purchase Price Calculation”), which Estimated Purchase Price Calculation shall include (x) the Per Share Price and (y), with respect to each equityholder of Seller, the portion of the Estimated Purchase Price (less the Escrow Amount) that each such equityholder of Seller would be entitled to receive at the Closing pursuant to the Seller Operating Agreement absent the consummation of the Distribution and the Rollover and assuming for such purposes that Seller were to distribute the full amount of such Estimated Purchase Price.  Within one Business Day after Buyer’s receipt of the Estimated Purchase Price Calculation, Buyer shall deliver to Seller a certificate, setting forth (i) the name of each Rollover Equityholder, (ii) the number of Rollover Shares with respect to each Rollover Equityholder (and the aggregate number of Rollover Shares with respect to all Rollover Equityholders) and (iii) the Rolled Value with respect to each Rollover Equityholder (and the aggregate Rolled Value with respect to all Rollover Equityholders), in the case of clauses (ii) and (iii), based on the Estimated Purchase Price Calculations (the “Rollover Certificate”).

(i)                At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(A)  [*] of cash (such amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date by and among Seller, the Company, Buyer and Continental Stock Transfer & Trust Company (the “Escrow Agent”) as security for the Seller’s obligations pursuant to Section 2.4(c) and (y) substantially in the form of Exhibit B attached hereto;

(B)  to Seller, an amount equal to (w) the Estimated Purchase Price, minus (x) the Escrow Amount, minus (y) the aggregate Rolled Value of all of the Rollover Equityholders, minus (z) the Contributed Share Value.

(ii)               At the Closing, Buyer shall pay, or cause the Company to pay, in cash by wire transfer of immediately available funds, on behalf of Seller and the Group Companies, (x) the portion of the Closing Date Indebtedness that is Funded Indebtedness and (y) the Unpaid Seller Expenses that were deducted in the calculation of the Estimated Purchase Price, each in accordance with the Debt Payoff Letters, invoices or other documents evidencing such amounts delivered to Buyer at least two Business Days prior to the Closing Date.

(b)         Determination of the Final Purchase Price.

(i)                As soon as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to Seller, Buyer’s good faith (A) calculation of the Net Working Capital (and the related Net Working Capital Adjustment, if any), (B) calculation of the amount of Cash and Cash Equivalents, (C) calculation of the amount of Closing Date Indebtedness, (D) calculation of the amount of Unpaid Seller Expenses, and (E) calculation of the Purchase Price, and, in each case, the components thereof and in a manner consistent with the definitions thereof.  The calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”.  Buyer agrees to prepare the Proposed Closing Date Calculations in accordance with GAAP using the Accounting Principles, and, except with respect to any changes required by an underlying material change in facts or circumstances, Buyer shall not make any changes to the assumptions underlying the Accounting Principles (including levels of reserves used by the Group Companies with respect thereto).

(ii)               Seller shall have 30 days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”).  Seller may, on or prior to the last day of the Review Period, give to Buyer written notice of dispute, which sets forth in reasonable detail its objections to Buyer’s calculation of the Proposed Closing Date Calculations (a “Purchase Price Dispute Notice”).  Unless Seller delivers a Purchase Price Dispute Notice to Buyer on or before the last day of the Review Period, Seller and the other Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment, if any), Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller

Expenses and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).  Prior to the end of the Review Period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given.  If Seller gives a Purchase Price Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller.  The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during such 30-day period of negotiations and any subsequent dispute arising therefrom.  If Seller and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice within such 30-day period, then the remaining items in dispute shall be submitted promptly by Buyer and Seller to an independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the “Accounting Firm”).  The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Buyer and Seller to the Accounting Firm within 15 days after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (iii) one written response submitted to the Accounting Firm within 5 Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Party), and not on independent review, which such determination shall be conclusive and binding on Buyer and Seller. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm.  Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense.  The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.4(b)(ii).  Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii)              Buyer shall, and shall cause each Group Company to, promptly make such Group Company’s financial records, supporting documents and work papers and personnel available to Seller and its accountants and other representatives (including the Accounting Firm) at reasonable times during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(iv)              Buyer and Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.4(b)(ii) in any court of competent jurisdiction in accordance with Section 10.13.  The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.  It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.4.

(c)           Adjustment to Estimated Purchase Price.

(i)                If the Actual Adjustment is a positive amount, Buyer shall pay, or shall cause the Company to pay, to Seller an amount equal to such positive amount by wire transfer of immediately available funds, in each case, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b) above, and the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the Escrow Funds.

(ii)               If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b), the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Company an amount equal to the absolute value of such negative amount from the Escrow Funds; provided that (A) if the Actual Adjustment is a negative amount the absolute value of which is less than the amount of the Escrow Funds, then simultaneously with the delivery of such joint written instructions, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any of the remaining Escrow Funds to Seller, and (B) if the Actual Adjustment is a negative amount the absolute value of which is greater than the amount of Escrow Funds, in addition to the release of Escrowed Funds described in clause (A) of this Section 2.4(c)(ii), Seller shall pay to Buyer an amount equal to such excess.

(iii)              Any amounts which become payable pursuant to this Section 2.4(c) will constitute an adjustment to the Purchase Price for all purposes hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

Section 3.1            Organization and Qualification; Subsidiaries.

(a)           The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect.  Each Group Company has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

(b)           Schedule 3.1(i) sets forth the jurisdictions in which each Group Company is qualified or licensed to transact business.  Except as set forth on Schedule 3.1(ii), each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2            Capitalization of the Group Companies.

(a)           The Shares comprise all of the Company’s authorized equity interests that are issued and outstanding.  As of the date hereof and as of immediately prior to the Distribution, the Shares are held beneficially and of record by Seller free and clear of any Liens (other than Permitted Share Liens).  Immediately following the consummation of the Distribution through and until immediately prior to the Closing, Seller will hold beneficially and of record all of the issued and outstanding Purchased Shares and the Contributed Shares free and clear of any Liens (other than Permitted Share Liens). As a result of the Distribution, Seller will deliver to each Rollover Equityholder good and valid title to all of the issued and outstanding Rollover Shares distributed to such Rollover Equityholder in the Distribution free and clear of any Liens (other than Permitted Share Liens).  The Shares have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the Shares, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company and (iii) rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(b)           Except as set forth on Schedule 3.2(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  Except as set forth on Schedule 3.2(b), all outstanding equity securities of each Subsidiary of the Company (i) (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s jurisdiction of formation or other applicable law) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than Permitted Liens) and (ii) are owned, beneficially and of record, by the Group Companies listed on Schedule 3.2(b).  Except as set forth on Schedule 3.2(b), there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, and (iii) rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

Section 3.3            Authority.  The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.  Each Transaction Document to which it is a party has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  Each Transaction Document to be executed and delivered at Closing by each other Group Company will, at Closing, constitute a valid, legal and binding agreement of such Group Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against such Group Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4            Financial Statements.  Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):

(a)           the audited consolidated balance sheet of Seller as of December 31, 2012 and December 31, 2013 and the related audited consolidated statements of income and cash flows for the respective periods then ended; and

(b)           the unaudited consolidated balance sheet of Seller as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the 3-month period then ended (collectively, the “Unaudited Financial Statements”).

(c)           Except as set forth on Schedule 3.4, the Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of Unaudited Financial Statements, for the absence of footnotes and subject to year-end adjustments, and (y) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of customary footnotes and to normal year-end adjustments).

(d)           The minutes and stock records of the Group Companies from the past two years have been Made Available to Buyer, are true and correct in all material respects and have been maintained in accordance with customary business practices.  Such minutes contain accurate and complete records of all meetings, and actions taken by written consent of, the equityholders, the board of directors and any committees of the board of directors (or analogous governing body) of the Group Companies for the periods covered thereby.  At the Closing, all of those books and records will be in the possession of the Group Companies.

Section 3.5            Consents and Approvals; No Violations.  Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.4, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect, and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.  Neither the execution, delivery and performance by the Company of any Transaction Document to which it is a party nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group Company (true and correct copies of which have been Made Available to Buyer), (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Material Permit, Material Lease or Employee Benefits Plans (and related trust documents) to which any Group Company is a party, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective material properties or assets, (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company, or (e) give rise to any payment or compensation to any employee or other service provider to the Group Companies, which in the case of any of clauses (b) and (d) above, would, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

Section 3.6            Material Contracts.

(a)           Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and any Material Lease, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i)                contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual base salary in excess of [*] (other than any “at will” contract that may be terminated by any Group Company upon 30 days or less advance notice or any contract with a physician serving primarily in the role of a clinician or any regional medical officer, regional medical director or chief hospitalist);

(ii)               contract for the employment or engagement of any of regional CMO;

(iii)              agreement or indenture relating to Indebtedness for an amount in excess of [*];

(iv)              lease or agreement under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed [*];

(v)               lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed [*];

(vi)              partnership agreements, management services agreements, joint venture agreements or other similar agreements relating to any of the Group Companies or to which any of the Group Companies is a party;

(vii)             agreement, contract or commitment prohibiting any Group Company from freely engaging in any material line of business (including, without limitation, the hospitalist, locum tenens, accountable care organization services and post-acute care businesses) or competing anywhere in the world to the extent such restriction would materially and adversely affect the operations of the business of such Group Company;

(viii)            contract that relates to the future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company;

(ix)              contract with any Material Hospital Client;

(x)               contract with any of the [*] largest third-party payors (based on consolidated net sales) of the Group Companies on a consolidated basis for the 12-month period ended December 31, 2013;

(xi)              agreements providing for registration rights with respect to the equity or debt securities of any Group Company;

(xii)             material inbound or outbound software license agreements (other than agreements for commercially available software);

(xiii)            any other agreements (other than those of the types of agreements generally specified in clauses (i) through (xii) above (without regard to the materiality or other qualifications contained therein)) involving payments by or to any Group Company in excess of [*] during the 2014 calendar year or any subsequent calendar year;

(xiv)            contracts that are Governing Documents of any Group Company and any material agreements between the Company and any other Group Company;

(xv)             agreements between or among owners of any Group Company, on the one hand, and such Group Company, on the other hand; or

(xvi)            agreements other than those disclosed pursuant to clauses (i) through (xv) above, the breach or termination of which would cause a Company Material Adverse Effect.

(b)           Each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and, to the Company’s Knowledge, the other parties thereto.  During the period beginning on January 1, 2014 and ending on the date of this Agreement, no Group Company has received written notice of any default under any Material Contract, except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the Company’s Knowledge, as of the date hereof, none of the other parties to any Material Contract are in material breach thereof, except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7            Absence of Changes.  Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, there has not been any Company Material Adverse Effect and each Group Company has conducted its business in the ordinary course and in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and no Group Company has:

(a)           issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b)           borrowed any amount or incurred or become subject to any material liabilities except current liabilities which have a maturity of less than one year and which have been incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(c)           discharged or satisfied any Lien or paid any material obligation or current liability, other than liabilities paid in the ordinary course of business consistent with past practice;

(d)           declared, set aside or made any payment or distribution of cash or other property to its stockholders or equityholders (other than to any Group Company) with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(e)           mortgaged or pledged any of its properties or assets (tangible or intangible) or subjected them to any Lien, except to the extent such mortgage or pledge results in a Permitted Lien;

(f)            sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible or intangible assets, except in the ordinary course of business, or canceled any material debts or claims other than write-offs of accounts receivable in the ordinary course of business;

(g)           other than in the ordinary course of business consistent with past practices, sold, assigned, transferred, leased or licensed any material Company Intellectual Property Rights owned by any Group Company;

(h)           made any unbudgeted expenditure or commitment (other than capital expenditures or commitments therefor) in excess of [*] or made any capital expenditures or commitments therefor that aggregate in excess of [*];

(i)            made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of [*] in the aggregate;

(j)            suffered any damage, destruction or casualty loss exceeding in the aggregate [*], whether or not covered by insurance;

(k)           except as made in the ordinary course of business consistent with past practices or in order to comply with applicable law or an Employee Benefit Plan, Material Contract or other written employment arrangement in existence as of the date hereof (i) made or granted any bonus or any material wage, salary or compensation increase to any director, officer or employee, (ii) made or granted any increase in any Employee Benefit Plan or arrangement, (iii) amended or terminated any existing Employee Benefit Plan or arrangement or (iv) adopted any new Employee Benefit Plan or arrangement;

(l)            amended or authorized any amendment to the Governing Documents of any Group Company;

(m)          materially changed or authorized any material change in its accounting practices or method of accounting for any items in the preparation of the financial statements of any Group Company;

(n)           entered into any settlement, conciliation or similar agreement involving claims not fully covered by insurance in excess of [*] or waived any rights having a value in excess of [*];

(o)           entered into, amended or terminated any lease, contract, agreement, commitment or any other transaction with any Person, in each case providing for payments by or to any Group Company in excess of [*] in the aggregate;

(p)           materially increased its long term liabilities from those reflected in the Latest Balance Sheet;

(q)           suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business) in excess of [*] in the aggregate or [*] in any one instance;

(r)            wrote- off or otherwise reduced the amount of any receivables, except in the ordinary course of business and at levels which are consistent with reserves for uncollectible amounts included in the Latest Balance Sheet;

(s)            received any written notice from a Governmental Entity, or otherwise became aware of any information which any Group Company believes may require a recoupment or repayment of amounts collected by a Group Company in excess of [*] in the aggregate or [*] in any one instance, whether or not such recoupment or repayment amount is accrued; or

(t)            entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.

Buyer acknowledges that the announcement by the Seller of its intention to sell the Company (as well as the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby) might affect one or more of the Group Companies’ customer relationships, and that such effects do not and will not constitute a breach of this Section 3.7.

Section 3.8            Litigation.  Except as set forth on Schedule 3.8(i), as of the date hereof, there are no suits, litigations, arbitrations, actions or proceedings (each a “Proceeding”) pending before any Governmental Entity or, to the Company’s Knowledge, threatened in writing against any Group Company (or, to the Company’s Knowledge, any officer, director, manager, shareholder or member of any Group Company in their respective capacities as such).  Since January 1, 2012 through the date of this Agreement, there is and has not been any Proceeding pending before any Governmental Entity or, to the Company’s Knowledge, threatened in writing against any Group Company (or, to the Company’s Knowledge, any officer, director, manager, shareholder or member of any Group Company in their respective capacities as such) which, individually or in the aggregate, has or would reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.  Except as set forth on Schedule 3.8(ii), as of the date hereof, no Group Company (or, to the Company’s Knowledge, any officer, director, manager, shareholder or member of any Group Company in their respective capacities as such) is subject to any outstanding order, writ, injunction or decree.  Since January 1, 2012 through the date of this Agreement, no Group Company (or, to the Company’s Knowledge, any officer, director, manager, shareholder or member of any Group Company in their respective capacities as such) is or has been subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has or would reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

Section 3.9            Compliance with Applicable Law.

(a)           Except as set forth on Schedule 3.9(i), the Group Companies hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, except for failures to hold such permits, licenses, approvals, certificates and authorizations which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole (each, a “Material Permit”).   A list of the Material Permits is set forth on Schedule 3.9(ii). As of the date of this Agreement, the business of the Group Companies is operated in compliance with all applicable laws, rules, regulations, codes, ordinances, and applicable orders of all Governmental Entities, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee benefit matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or healthcare matters (which is the subject of Section 3.21).

(b)           Neither any Group Company nor, to the Company’s Knowledge, any employees or agents of any other Person acting for or on the behalf of any Group Company, has directly or indirectly, (i) offered, made or received any contribution of any kind, gift or gratuity, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property, or services, in material violation of any applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Governmental Entity (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended) including (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, or (3) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company or any Affiliate thereof, or (ii) established or maintained any fund or asset that has not been recorded in the consolidated books and records of the Group Companies.  The Group Companies maintain a system of internal accounting controls designed to reasonably ensure that, in all material respects, no Group Company maintains any off-the-books accounts and that the Group Companies’ assets are used only in accordance with directives from the Company’s management.

(c)           The Group Companies are, and have at all times been, in compliance with, and are not in violation of, HIPAA and such compliance includes, but is not limited to having disclosed any material breach or security incident (as those terms are defined by HIPAA) with respect to any protected health information or electronic protected health information or personal information that any such entity is obligated to protect under HIPAA or for which a business associate has an obligation to any such entity to protect, whether resulting from such other entity’s actions, inactions, errors, omissions, misconduct or breach of HIPAA, except such incidents which, individually or in the aggregate, could not reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

Section 3.10         Employee Plans.

(a)           Schedule 3.10(a) lists all material Employee Benefit Plans.

(b)           No Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(c)           Each material Employee Benefit Plan has been maintained and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable laws, except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)           No material liability under Title IV of ERISA for contributions or for termination liability has been or, to the Company’s Knowledge, is reasonably expected to be incurred by any Group Company.

(e)           To the Company’s Knowledge, no Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(f)            No Proceeding, hearing, audit, investigation or other claim with respect to any Employee Benefit Plan (other than routine claims for benefits) is ongoing, pending or, to the Company’s Knowledge, threatened.

(g)           Except as set forth on Schedule 3.10(g), the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Benefit Plan and will not otherwise materially accelerate or increase any obligation under any Employee Benefit Plan.

(h)           To the Company’s Knowledge, each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i)            No employer securities, employer real property or other employer property is included in the assets of any Employee Benefit Plan.

(j)            This Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to the Group Companies’ Employee Benefit Plans.

Section 3.11         Environmental Matters.

(a)           To the Company’s Knowledge:

(i)                The Group Companies are in compliance with all applicable Environmental Laws, except for noncompliance which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)               The Group Companies hold all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the lawful conduct of their respective businesses as presently conducted, except for failures to hold such permits, licenses and authorizations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii)              No Group Company has received in the past three years any currently unresolved written notice of any violation of, or liability or investigatory, corrective or remedial obligation under, any Environmental Laws, except for such notice the subject matter of which, if determined adversely to any Group Company, would not, individually or in the aggregate, have a Company Material Adverse Effect

(b)           This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws.

Section 3.12         Intellectual Property.  To the Company’s Knowledge, the Group Companies own, license or otherwise have a right to all Intellectual Property Rights that are material to the conduct of the business of the Group Companies as currently conducted (the “Company Intellectual Property Rights”).  Schedule 3.12 sets forth a list of (a) patents, trademark registrations and copyright registrations owned by any Group Company, (b) patent applications, trademark applications and copyright applications owned by any Group Company, (c) all technology and software material to the Group Companies’ businesses taken as a whole, and (d) all other Company Intellectual Property Rights material to the Group Companies’ businesses taken as a whole.  Except as set forth on Schedule 3.12, (i) there is not pending before any Governmental Entity or, to the Company’s Knowledge, threatened in writing against any Group Company any claim by any Person contesting the use or ownership of any Company Intellectual Property Rights owned by such Group Company, or alleging that any Group Company is infringing any Intellectual Property Rights of any Person in any material respect, and (ii) there are no claims pending before any Governmental Entity that have been brought, or, to the Company’s Knowledge, threatened in writing to be brought, by any Group Company against any Person alleging infringement of any Company Intellectual Property Rights owned by or confidential information of such Group Company.  The Group Companies’ rights in the Intellectual Property Rights set forth on Schedule 3.12 are subsisting and, to the Company’s Knowledge, valid and enforceable.  Notwithstanding any other provisions of this Agreement, other than under this Section 3.12, the Group Companies make no representations or warranties with respect to Intellectual Property Rights.  No Person other than the Group Companies has, or to the Company’s Knowledge has claimed in writing to have, any ownership in or rights to use or exploit the [*] or any component or module thereof.

Section 3.13         Labor Matters.  No Group Company is bound by any collective bargaining agreement or collective bargaining relationship with respect to its employees.  There is no labor strike or work stoppage or walkout pending or, to the Company’s Knowledge, threatened in writing against or affecting any Group Company.  To the Company’s Knowledge, no union organization campaign is in progress with respect to any employees of any Group Company.  No Group Company has engaged in any plant closing or employee mass layoff activities since the date of the Latest Balance Sheet without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.  To the Company’s Knowledge, no executive or key employee of the Group Companies has notified, as of the date hereof, any Group Company in writing of his or her intention to terminate employment with any Group Company.  The Group Companies are in compliance, and have complied, in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, classification and the payment of social security and other taxes).

Section 3.14         Insurance.  Schedule 3.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement.  All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy.  Such policies are in amounts and have coverages as required by any Material Contract to which any Group Company is a party.

Section 3.15         Tax Matters.  Except as set forth on Schedule 3.15:

(a)           each Group Company has prepared and duly filed with the appropriate domestic, federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms, filings and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to each Group Company and has timely paid all material Taxes owed or payable by it, whether or not shown on any Tax Return, including Taxes which any Group Company is obligated to withhold;

(b)           all Tax Returns filed with respect to each of the Group Companies are true and correct in all material respects;

(c)           no Group Company is currently the subject of a Tax audit or examination;

(d)           no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(e)           no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

(f)            within the last two years, no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;

(g)           no amount that could be received as a result of the consummation of the transactions contemplated by this Agreement by any employee or other service provider to the Group Companies would not be deductible by reason of Section 280G of the Code or result in a requirement to pay any gross-up or similar make-whole payments to any employee, director or consultant of any Group Company;

(h)           there are no Liens for Taxes other than Taxes not yet due and payable upon the assets of any Group Company;

(i)            no Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any Group Company, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law)), as a transferee or successor, by contract or otherwise;

(j)            no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)          “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)          intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v)           installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)          prepaid amount received on or prior to the Closing Date; or

(vii)         election under Section 108(i) of the Code;

(k)           within the past three (3) years, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code; and

(l)            no Group Company is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

Section 3.16         Brokers.  No broker, finder, financial advisor or investment banker, other than J.P. Morgan Securities LLC (whose fees shall be included as Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement that will not be included as Seller Expenses based upon arrangements made by or on behalf of any of the Group Companies.

Section 3.17         Property.

(a)           No Group Company owns any real property.  Schedule 3.17 sets forth (whether as lessee or lessor) a list of all leases (each a “Material Lease”) of real property to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement involving annual rent in excess of [*].  Except as set forth on Schedule 3.17, each Material Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and, to the Company’s Knowledge, the other parties thereto.  Except as set forth on Schedule 3.17, during the period beginning on January 1, 2014 and ending on the date of this Agreement, no Group Company has received written notice of any default under any Material Lease, except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the Company’s Knowledge none of the other parties to any Material Lease are in material breach thereof, except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect (i) the Group Companies have good, valid and marketable title to, or a valid leasehold interest, license in or right to use pursuant to a valid lease or license, all assets used in the operation of the Group Companies businesses, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Permitted Liens, (ii) all material, tangible personal property owed, leased, licensed or otherwise used in the businesses of the Group Companies are in good operating condition and repair (other than ordinary wear and tear), and are adequate for the uses to which they are being put and (iii) all material, tangible personal property owed, leased, licensed or otherwise used in the businesses of the Group Companies are sufficient for the continued conduct of the Group Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Group Companies in substantially the same manner as currently conducted.

Section 3.18         Transactions with Affiliates.  Schedule 3.18 sets forth all contracts or arrangements (other than employment agreements and Governing Documents) between any Group Company, on the one hand, and Affiliates of the Group Companies (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company) or, as applicable, to the Company’s Knowledge, the Family Members of any such Affiliates, on the other hand, that will not be terminated effective as of the Closing Date.  To the Company’s Knowledge, except as disclosed on Schedule 3.18, none of the Group Companies and their respective Affiliates, directors, officers or employees, or, as applicable, to the Company’s Knowledge, the Family Members of any such Affiliates, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a client, payor, hospital or other healthcare provider, supplier, customer, lessor, lessee, or competitor of any Group Company; provided, that ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19         No Undisclosed Liabilities.  No Group Company has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or provided for in the Financial Statements (including the notes thereto), (b) liabilities existing as of the Latest Balance Sheet Date but that are not required under GAAP to be reserved against or reflected in the Latest Balance Sheet, (c) liabilities disclosed in the Disclosure Schedules, (d) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date, (e) liabilities that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole or (f) liabilities incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.20         Hospital Clients.  Schedule 3.20 lists the [*] largest hospital clients (based on consolidated net sales) of the Group Companies on a consolidated basis (collectively, the “Material Hospital Clients”) for the 12-month period ended December 31, 2013.  Except as set forth on Schedule 3.20, the Company has not received written notice of any termination or cancellation or threatened termination or cancellation by any Material Hospital Client of its business relationship with the Company, except where such termination or cancellation would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

Section 3.21         Healthcare Representations and Warranties.

(a)           Except as set forth on Schedule 3.21(a), each Group Company is in compliance in all material respects with all Healthcare Laws except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

(b)           Each Group Company holds or possesses each of the permits, licenses, approvals, certificates and authorizations issued by any Governmental Entity necessary under any Healthcare Law to conduct business substantially as currently conducted, except for such permits, licenses, approvals, certificates and authorizations the absence of which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.  There are no Proceedings pending or to the Company’s Knowledge, threatened in writing that seek the revocation, cancellation, or termination of any such permits, licenses, approvals, certificates and authorizations.

(c)           Each Group Company meets all of the applicable requirements of any Federal Health Care Programs (as defined in 42 U.S.C. § 1320a-7(b)) (“Programs”) in which it participates except where the failure to meet any such requirement would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole, and each is a party to participation agreements for payment by such Programs to the extent that it bills a particular Program for services or procedures.  There is no Proceeding pending or to the Company’s Knowledge, threatened in writing against any Group Company which relates to failure to comply with the applicable requirements of any Program.

(d)           The Company has Made Available to Buyer true and complete copies of all material surveys, reviews, or audits of any Group Company conducted by or in connection with any of the Programs or any licensing or accrediting bodies during the past three (3) years, including any written statements of deficiencies and plans of correction. Except as set forth on Schedule 3.21(d), no Group Company has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring, or other form of review by any Governmental Entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such Group Company, nor has any Group Company received any notice or other communication of deficiency from any Governmental Entity in connection with the business of such Group Company.  Except as set forth on Schedule 3.21(d), there are not presently any outstanding deficiencies or plans of correction claimed or imposed by any Governmental Entity having jurisdiction over the business of any Group Company or requiring conformity to any applicable agreement, governing document, or applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Governmental Entity. Schedule 3.21(d) sets forth a true and complete list of all deficiencies or plans of correction related to any Governmental Entity having jurisdiction over the business of any Group Company that have been imposed during the past three (3) years.

(e)           To the Company’s Knowledge, no Group Company nor any of their respective directors, officers, employees or independent contractors at the time of becoming a director, officer,  employee or independent contractors  or while they were serving as a director, officer, employee or independent contractors was listed on HHS/OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov) or the General Services Administration’s Excluded Parties List System (http://www.epls.gov) as being excluded or debarred from participation in any Program.

(f)            Except as set forth on Schedule 3.21(f), no Group Company has received any written notice of overpayments from any Program or any other third-party payor amounting to more than [*], individually or in the aggregate, or that is otherwise outside of the ordinary course of business, within the past six (6) years.  No Group Company has any outstanding overpayment or refund due to any Program or third-party payor in excess, individually or in the aggregate, of [*].

(g)           No Group Company has entered into any impermissible “financial relationship” in violation of the Federal Stark Law and, to the Company’s Knowledge, no Group Company has accepted referrals from physicians that do not otherwise comply with the the Federal Anti-kickback Statute. For purposes of this Section 3.21(g), the term “financial relationship” has the meaning given in 42 U.S.C. §1395nn(a)(2) of the Federal Stark Law.

(h)           To the Knowledge of the Company, each Group Company is in compliance, in all material respects, with the rules and policies required to be complied with in regards to each third-party payor contracts including all material certification, billing, reimbursement and documentation requirements except for such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, taken as a whole, or otherwise materially impair the value of, or interfere in any material respect with the conduct of the business of, the Group Companies taken as a whole.

(i)            Except as would not individually or in the aggregate be material to Group Companies taken as a whole, the Group Companies have (i) verified the required credentials of employees and independent contractors providing clinical services as required by any applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Governmental Entity and (ii) conducted criminal background checks on all such employees and independent contractors.

(j)            No referral source of any Group Company maintains an ownership interest in, or compensation arrangement with, any Group Company in violation of the Federal Stark Law.

(k)           To the Company’s Knowledge, the Group Companies have Made Available to Buyer a true and complete copy of the Group Companies’ current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms and disciplinary policies.  To the Company’s Knowledge, each Group Company has conducted its operations in accordance in all material respects with its respective compliance programs during the applicable period for which such compliance program was in effect.  Except as set forth on Schedule 3.21(k), none of the Group Companies (i) is a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iii) to the Company’s Knowledge, has been the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) has been a defendant in any qui tam/False Claims Act litigation (other than by reason of a sealed complaint of which the Company may have no Knowledge), (v) has been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or, to the Company’s Knowledge, telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the Group Companies’ business) and (vi) to the Company’s Knowledge has received any complaints through any Group Company compliance “hotline” from employees, independent contractors, vendors, physicians, patients, or any other Persons that could reasonably be considered to indicate that Company has violated, or is currently in violation of, any applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Governmental Entity.  For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

(l)            Each Group Company has complied in all material respects with its respective obligations and reporting requirements under the Corporate Integrity Agreement.

(m)          For the three (3) years immediately preceding the Closing Date, through and including the Closing Date, to the Company’s Knowledge, each physician, physician assistant, registered nurse or similar person who is or was employed (with respect to the time of such employment) by, or who renders or has rendered services as an independent contractor (with respect to the time of the rendering of services) on behalf of, any Group Company (collectively, “Caregiver Personnel”) has been and continues to be in compliance with the following:

(i)            each such Caregiver Personnel has been duly licensed or certified pursuant to the applicable laws, rules, regulations, codes, ordinances, and applicable orders of any Governmental Entity of the applicable state, and said license or certification has not been suspended, revoked or restricted in any manner;

(ii)           no Caregiver Personnel (1) is currently, or has ever been, found to have, either civilly or criminally, violated any laws and regulations governing the Medicare or Medicaid programs, or any other federal or state healthcare program, (2) has been excluded or suspended from participation in the Medicare and Medicaid programs, or any other federal or state healthcare program, or (3) has been found to have, either civilly or criminally, violated any laws and regulations governing the Medicare or Medicaid programs, or any other federal or state healthcare program; and

(iii)          except as set forth in Schedule 3.21(m)(iii), to the Company’s Knowledge, no Caregiver Personnel, while he or she has been an employee of any Group Company, has:

(1)           been a party to any disciplinary investigation or Proceeding instituted by any licensure board, hospital, medical school, health care facility or entity, professional society or association, payor, peer review or professional review committee or body, or Governmental Entity;

(2)           been a party to any criminal complaint, indictment or criminal Proceeding;

(3)           been a party to any investigation or Proceeding, whether administrative, civil or criminal, relating to any allegations of filing false health care claims, violating state or federal anti-kickback or self-referral laws, or engaging in any other billing or health care services related improprieties;

(4)           had any dependency on, habitual use or episodic abuse of, controlled substances or any dependency on alcohol, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program; or

(5)           been a party to any allegation, or any investigation or Proceeding based on any allegation, of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to the provision of medical care; or

(6)           failed to comply in any material respects with the requirements, if any, set forth in all applicable third-party payor contracts.

Section 3.22         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.  FURTHER, THE GROUP COMPANIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1            Authority.  Seller has the requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of each Transaction Document to which Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of Seller.  Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that each such Transaction Document to which Seller is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Seller in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  Seller was formed for the sole purpose of holding the Shares and, other than serving as a holding company for the Company (including the taking of actions related and ancillary thereto), does not and has not ever carried on any other trade or business or had any other assets or any other liabilities or obligations of any kind (whether accrued, absolute, contingent or otherwise).

Section 4.2            Consents and Approvals; No Violations.  Except as set forth on Schedule 4.2, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.4, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not, individually or in the aggregate, interfere in any material respect with Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.  Neither the execution, delivery and performance of each Transaction Document to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (b) and (c) above, would not, individually or in the aggregate, have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.

Section 4.3            Title to the Shares; Ownership of Seller.  As of the date hereof and as of immediately prior to the Distribution, the Shares are held beneficially and of record by Seller free and clear of any Liens (other than the Permitted Share Liens) and Seller has good and marketable title to the Shares.  Immediately following the consummation of the Distribution through and until immediately prior to the Closing, Seller will hold beneficially and of record all of the issued and outstanding Purchased Shares and the Contributed Shares free and clear of any Liens (other than the Permitted Share Liens).  As a result of the Distribution, Seller will deliver to each Rollover Equityholder good and valid title to all of the issued and outstanding Rollover Shares distributed to such Rollover Equityholder in the Distribution free and clear of any Liens (other than Permitted Share Liens).

Section 4.4            Litigation.  As of the date of this Agreement, there is no Proceeding pending before any Governmental Entity or, to Seller’s actual knowledge, threatened in writing against Seller which would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.  Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.

Section 4.5            Brokers.  No broker, finder, financial advisor or investment banker, other than J.P. Morgan Securities LLC (whose fees shall be included as Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement that will not be included as

Seller Expenses based upon arrangements made by or on behalf of Seller or the member of Seller.

Section 4.6            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE IV ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES.  SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1            Organization; Formation.  Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.  Buyer is a newly formed entity, formed for the sole purpose of acquiring and holding the Shares from and after the Closing (including the taking of actions related and ancillary thereto) and does not and has not ever carried on any other trade or business or had any other assets or any other liabilities or obligations of any kind (whether accrued, absolute, contingent or otherwise).

Section 5.2            Capitalization. As of the date of this Agreement, Fresenius Medical Care Holdings, Inc., a New York corporation (“FMCH”), is the sole member of Buyer and all of the limited liability company interests of Buyer are held beneficially and of record by FMCH free and clear of any Liens (other than Permitted Share Liens).  As of immediately prior to the Rollover, the limited liability company interests of Buyer shall be as set forth in Article III of the amended and restated limited liability company agreement of Buyer substantially in the form attached hereto as Exhibit F.  After giving effect to the Contribution, the Rollover and the other transactions contemplated by this Agreement and the Rollover Equity Agreements and Rollover Agreements (assuming the truth and accuracy of the representations and warranties of the Rollover Equityholders in the Rollover Agreements), all of the Buyer Units will be held beneficially and of record free and clear of any Liens (other than Liens arising under the Rollover Equity Agreements) by the Persons contemplated by this Agreement, the Rollover Equity Agreements and Rollover Agreements.  The Buyer Units have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights except as set forth in the Rollover Equity Agreements.  Except for the Buyer Units, there are no outstanding (i) equity securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for, at any time, equity securities of Buyer and (iii) rights to acquire from Buyer and no obligations of

Buyer to issue, any equity securities or securities convertible into or exchangeable for equity securities of Buyer.  Buyer does not own, and has never owned, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

Section 5.3            Authority.  Buyer has all necessary power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize each Transaction Document to which Buyer is a party or to consummate the transactions contemplated thereby.  No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby.  Each Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.4            Consents and Approvals; No Violations.  No notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance of any of the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act and (ii) those set forth on Schedule 5.4.  Neither the execution, delivery and performance of any of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.4, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is or will be a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective material properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated thereby.

Section 5.5            Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or any Group Company may become liable.

Section 5.6            Financing.  (a) Parent Guarantor directly or through immediately available capacity under credit facilities has and at all times during the period beginning on the date hereof and ending on the Closing Date will have, (b) Parent Guarantor will directly have on the Closing Date and (c) Buyer will directly have on the Closing Date, in each case, sufficient cash in hand that is available to consummate the transactions contemplated hereby, including to pay (without duplication) the Purchase Price, any Funded Indebtedness, the Unpaid Seller Expenses and the fees and expenses of Buyer related to the transactions contemplated hereby.  There is no circumstance or condition that, individually or in the aggregate with all other circumstances or conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

Section 5.7            Acquisition of Equity For Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares.  Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to the purchase of the Shares which Buyer has requested, and the Company has provided Buyer and its representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies.  Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 5.8            Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies.  Buyer is Solvent as of the date of this Agreement and, assuming the satisfaction of the condition to Seller’s and the Company’s obligation to consummate the transactions contemplated hereby and the accuracy of the representations and warranties of the Company in ARTICLE III and the representations and warranties of Seller in ARTICLE IV, Buyer and each of the Group Companies (on both a stand-alone and on a combined basis) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, Funded Indebtedness, Unpaid Seller Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and after the Closing Date.

Section 5.9            Interests in Competitors.  Buyer does not own any interest(s), nor do its Affiliates insofar as such Affiliate-owned interest would be attributed to Buyer under the HSR Act, in any Person that derives a substantial portion of its revenues from any line of business similar to those of the Group Companies.

Section 5.10         Acknowledgment and Representations by Buyer.  Buyer acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) has been furnished with or given sufficient access to information about the Group Companies and their respective businesses and operations.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or Made Available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or Made Available to Buyer or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE VI
COVENANTS

Section 6.1            Conduct of Business of the Company.  Except as contemplated by this Agreement or in Schedule 6.1, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (ii) not take or omit to take any action which would have a Company Material Adverse Effect and (iii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business.  Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 6.1, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not and shall cause each other Group Company not to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           enter into, amend, extend or voluntarily terminate any agreement that is or would be a Material Contract or Material Lease (other than entering into, extending or amending any Material Contract or Material Lease in the ordinary course of business consistent with past practice);

(b)           amend the Group Companies’ Governing Documents, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Companies;

(c)           acquire (other than as a result of a capital expenditure), dispose of or transfer any asset with a value in excess of [*] individually or [*] in the aggregate;

(d)           declare, set aside, make or pay any contribution or other payment (in each case, other than in cash) in respect of any interests of any Group Company or purchase or redeem, directly or indirectly, any interests of any Group Company;

(e)           (i) incur any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, (ii) make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person or group of related loans, advances or contributions other than in the ordinary course of business, or (iii) issue or sell any debt securities;

(f)            pay, discharge or satisfy any claims or liabilities in excess of [*] or forgive, cancel, compromise, waive or release any debts, claims or rights in excess of [*], other than in the ordinary course of business consistent with past practices;

(g)           issue, sell, grant, confer, award, pledge or otherwise encumber, any equity interests of any Group Company;

(h)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or enterprise or make any material investment, either by purchase of any interests, or contribution to capital, in or of any other Person;

(i)             except in the ordinary course of business and consistent with past practice or as required by applicable law (i) enter into, amend, extend or terminate any individual employment, termination, retention, change of control, severance or other compensation agreement; or (ii) provide (except in accordance with the terms of employee agreements, as they exist immediately prior to the execution of this Agreement) or promise or agree to provide, any severance pay or benefits, change in control benefits, or advance notice of termination of employment to any employee;

(j)            except as required by applicable law, adopt any new Employee Benefit Plan, program or arrangement, including, without limitation, any bonus, profit sharing, compensation, equity option, profits interest, pension, retirement, deferred compensation, for the benefit or welfare of any director or employee or (ii) amend any existing Employee Benefit Plan to provide additional benefits or vesting, except as required by applicable law;

(k)           promise, grant or agree to grant any bonus or increase the compensation or benefits of any employee, other than bonuses and increases in the ordinary course of business consistent with past practice not to exceed [*] individually or [*] in the aggregate;

(l)            make any material changes in any accounting or financial reporting principles, practices, methods or policies or method of calculating any bad debt contingency or other reserve for accounting or financial reporting purposes, except, in each case, as may be required by changes in applicable law or GAAP;

(m)          except in the ordinary course of business consistent with past practice, dispose of or permit to lapse any rights to any Company Intellectual Property Rights owned by any Group Company;

(n)           make or authorize any capital expenditures in excess of [*] individually or [*] in the aggregate;

(o)           permit or suffer any new Liens other than Permitted Liens;

(p)           terminate or fail to use commercially reasonable efforts not to let to expire any insurance coverage, except to the extent that such insurance policies are replaced with policies that offer substantially similar coverage;

(q)           make or change any Tax election, settle or compromise any Tax liability, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, or agree to an extension or a waiver of a statutory period of limitations for the assessment of Tax, in each case if such action would have the effect of increasing the Tax liability of any Group Company for any period (or portion thereof) ending after the Closing Date; or

(r)            agree in writing or otherwise to take any of the actions described above in clauses (a) through (q) of this Section 6.1.

Section 6.2            Access to Information.  From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, each Group Company shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided, that the Group Companies and their respective representatives shall have no obligation to provide Buyer and its representatives access to any books or records to the extent such books and records pertain solely to the Seller and/or its equityholders and, to such extent, any Group Company and its representatives are entitled to withhold access to or redact any portion of such books and records.  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Buyer agrees that it shall be bound by the Confidentiality Agreement to the same extent as Fresenius Medical Care AG & Co. KGaA.  Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither Seller nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives any (a) information (i) to the extent related to the sale or divestiture process conducted by Seller or its Affiliates for the Group Companies vis-à-vis any Person other than Buyer and its Affiliates, or Seller’s or its Affiliates’ (or their representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) if doing so would violate any contract or law to which Seller or any of its Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (iii) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iv) if Seller reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature, or (b) any information relating to Taxes or Tax Returns other than information relating to the Group Companies.

Section 6.3            Efforts to Consummate.

(a)           Subject to the terms and conditions herein provided, each of Seller, Buyer, Parent Guarantor and each of their respective Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII and obtaining consents of all Governmental Entities necessary to consummate the transactions contemplated hereby).  The HSR Act filing fee will be split equally between Buyer and Seller.  Each Party shall make an appropriate filing pursuant to the HSR Act (which filing shall specifically request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within two (2) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the foregoing, (i) Buyer, Seller, Parent Guarantor and each of their respective Affiliates shall not take any action that has or may have the effect of extending any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of Seller, and (ii) Buyer and Parent Guarantor agree to take (and Buyer’s and Parent Guarantor’s “reasonable best efforts” shall expressly including the taking of) all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including, (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (i) any entities, assets or facilities of any Group Company after the Closing or (ii) any entity, facility or asset of Buyer, Parent Guarantor or any of their respective Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(b)           In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, Buyer, Seller and Parent Guarantor agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)           Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement.  Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyer, Parent Guarantor and each of their respective Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.  Without limiting the generality of the foregoing, none of Buyer, Parent Guarantor, the Subsidiaries of Buyer or Parent Guarantor or any of their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.

(e)           From the Cut-Off Time through the Closing Date, Seller and the Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties to the agreements set forth on Schedule 3.5.  Within two (2) Business Days following the date on which the Cut-Off Time occurs, the Company shall deliver written notice (including by e-mail) of the transactions contemplated by this Agreement to the Office of the Inspector General of the Department of Health and Human Services.  Notwithstanding the foregoing, neither Seller nor the Company shall be required to incur any liabilities or provide any financial accommodation in order to obtain any such third party consents. For the avoidance of doubt, it shall not be a condition to the closing of the transactions contemplated by this Agreement that any such notices (other than the notice contemplated by the second sentence of this Section 6.3(e) and the expiration or termination of any waiting period under the HSR Act) be sent to, or any such consents be received from, such third parties.

Section 6.4            Public Announcements.  Prior to the Closing Date, Buyer, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation (or the rules and regulations promulgated by any stock exchange that are applicable to Buyer or its Affiliates), it being understood and agreed that each Party shall provide the other Parties with copies of and a reasonable opportunity to comment on any such announcement in advance of such issuance.

Section 6.5            Indemnification; Directors’ and Officers’ Insurance.

(a)           Buyer agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in the Group Companies’ Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Buyer shall cause the Group Companies (on their own or on Seller’s behalf) to perform and discharge the Group Companies’ obligations to provide indemnification, exculpation and advancement of expenses as set forth in the Group Companies Governing Documents.  Buyer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents or other applicable agreements.  For a period of [*], the indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of Seller or any Group Company, unless such modification is required by applicable law.

(b)           Without limiting any additional rights that any director, officer, employee, fiduciary, trustee or agent may have under any agreement, arrangement, Employee Benefit Plan or under any Group Company’s Governing Documents, from and after the Closing Date, Buyer shall, and shall cause the applicable Group Company, to the fullest extent permitted under applicable Law as in effect from time to time, to indemnify and hold harmless each present and former director, officer, employee, fiduciary, trustee or agent of any Group Company against any and all Losses in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was a director, officer, employee, fiduciary, trustee or agent of any Group Company or arising out of actions taken (or failed to be taken) by such Person at the request of any Group Company, including any and all such Losses arising out of or relating to this Agreement or the transactions contemplated hereby, for a period of [*] after the Closing Date.  The Buyer or the Group Companies shall promptly advance expenses to any such director, officer, employee, fiduciary, trustee or agent of any Group Company, as incurred, to the fullest extent permitted under applicable Law as in effect from time to time.  Neither the Buyer nor any Group Company shall settle, compromise or consent to the entry of any judgment in any actual or threatened Proceeding or investigation in respect of which indemnification has been or could be sought by a Person hereunder unless such settlement, compromise or judgment includes an unconditional release of such Person from all liability arising out of such Proceeding or investigation.  Neither Buyer nor any Group Company shall have any obligation hereunder to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law.

(c)           The Group Companies may purchase, prior to the Closing, at Buyer’s cost and expense if there is a Closing, a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of [*] after the Closing Date for the benefit of those Persons who are covered by any Group Company’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing; provided, that if the Group Companies do not purchase any such policy on or prior to the Closing Date, the Buyer shall cause the Group Companies to purchase and maintain in effect, beginning on the Closing and for a period of [*] thereafter, without any lapses in coverage, a policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing.  Such a policy shall provide coverage that is at least equal to the coverage provided under Seller’s or the Group Companies’ current employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(d)           Buyer agrees, and will cause the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.5. If Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.5; provided that neither Buyer nor such Group Company shall be relieved from such obligation.  In addition, neither Buyer nor any Group Company shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer or such Group Company unable to satisfy its obligations under this Section 6.5.

(e)           The directors, officers, employees, fiduciaries, trustees and agents of Seller and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5.  This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

Section 6.6            Exclusive Dealing.  Neither the Company nor Seller shall take, nor shall they permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (a) during the period from the Cut-Off Time until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms: (i) solicit, initiate discussions or engage in negotiations with any

Person (whether such negotiations are initiated by the Company, an Affiliate, a third party or otherwise), other than Buyer or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of Seller or the Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a refinancing or recapitalization of the Company (an “Acquisition Transaction”); or (ii) provide non-public information or documentation with respect to the Company to any Person, other than Buyer or its Affiliates or its or their representatives, relating to an Acquisition Transaction; provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and (b) during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, enter into any definitive agreement with any Person, other than Buyer or its Affiliates effecting an Acquisition Transaction.

Section 6.7            Documents and Information.  After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.  No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 6.8            Contact with Customers, Suppliers and Other Business Relations.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, client or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company (which consent shall not be unreasonably withheld).

Section 6.9            Employee Benefit Matters.  During the period beginning on the Closing Date and ending on the [*] of the Closing Date, Buyer shall provide employees of the Group Companies who are employed by any Group Company from and after the Closing with compensation that is, in the aggregate, no less favorable in any material respect than the compensation provided to such employees immediately prior to the Closing Date (including with respect to opportunities for cash-based bonus compensation and post-termination severance pay) and with employee benefits that are at least substantially similar in the aggregate to the Employee Benefit Plans and other benefit plans, programs or arrangements maintained by Seller and the Group Companies as of the date of this Agreement (other than with respect to equity compensation).  Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause each Group Company to grant all of its employees credit for any service with any Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or a Group Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”).  In addition, Buyer hereby agrees that Buyer shall (A) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.  Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan.  Nothing in this Section 6.9 is intended to create any third-party beneficiary rights in any current or former employee or director of any Group Company with respect to any Employee Benefit Plan, New Plan or any plans or agreements which provide for executive compensation.  Buyer agrees that Buyer and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.  Nothing in this Section 6.9 shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any employee at any time.

Section 6.10         Transfer Taxes Paid By Buyer. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

Section 6.11         Disclosure Schedule Updates. Concurrently with the execution and delivery of this Agreement, the Company and Seller have delivered to Buyer the disclosure schedules to this Agreement (the “Schedules”).  From and after the date of this Agreement until the Closing Date, the Company and/or Seller shall promptly prepare and deliver to Buyer supplements and/or amendments to the Schedules (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in ARTICLE III and/or ARTICLE IV (other than the representations and warranties set forth in Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.16 (Brokers), Section 4.1 (Authority), Section 4.3 (Title to the Shares; Ownership of Seller) and Section 4.5 (Brokers)), in each case, such supplement, amendment or new Schedule being referred to as an “Update”) with respect to matters first arising after the date hereof, which, if existing at the date of this Agreement would have been required to be set forth or described in the Schedules, in each case, to the extent such matters, individually or in the aggregate, would give rise to a failure of the condition set forth in Section 7.2(a).  Each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 7.2(a); provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Buyer the right to elect to terminate this Agreement pursuant to Section 8.1(b)

if the 30-day cure period described therein had lapsed and Buyer does not make such election within five Business Days of its receipt of such Update, such Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to the conditions set forth in Section 7.2(a).

Section 6.12         Debt Payoff Letters. The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to (a) obtain from each holder of Closing Date Indebtedness that is Funded Indebtedness a payoff letter in a customary form and which provides for the release of all Liens securing such Funded Indebtedness upon the payoff thereof, all in customary form (collectively, the “Debt Payoff Letters”) and (b) provide Buyer with a copy of such Debt Payoff Letters at least two Business Days prior to the Closing Date.

Section 6.13         Change of Name. No later than five (5) Business Days following the Closing Date, Seller shall cause its name to be changed to a name that does not include the words “Sound Inpatient Physicians,” “SIP” or any derivation thereof, and Seller agrees to take any and all actions and make such filings with the Secretary of State of the State of Delaware and any other Governmental Entities as may be necessary to comply with its obligations under this Section 6.13.

Section 6.14         Rollover. On the day prior to the Closing Date, Seller shall distribute to each Rollover Equityholder a number of Shares in an amount equal to such Rollover Equityholder’s Rollover Shares in accordance with the amounts set forth in the Rollover Certificate (the “Distribution”). The Distribution made by Seller to each Rollover Equityholder shall be deemed a distribution of assets to such Rollover Equityholder pursuant to Section 7.2 of the Seller Operating Agreement, and shall appropriately reduce the cash distributions otherwise payable to such Rollover Equityholder in respect of the Estimated Purchase Price under Section 7.2 of the Seller Operating Agreement, when and as paid by Seller. For purposes of determining the value of the Distribution made by Seller to each Rollover Equityholder, each Rollover Share shall be deemed to have a Fair Market Value (as such term is defined in the Seller Operating Agreement) as of the time of such Distribution equal to the Per Share Price.

Section 6.15         280G Shareholder Vote.  The Company shall use reasonable best efforts to submit to Seller promptly after the date hereof, for approval (in a manner and with a disclosure document reasonably satisfactory to Buyer) by a vote of Seller as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), any such payments or other benefits that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the 280G Shareholder Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Shareholder Vote, the Company shall use reasonable best efforts to obtain, from each person whom the Company reasonably believes to be with respect to the Company a “Disqualified Individual” and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Buyer) pursuant to which such person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would not be deductible pursuant to Section 280G of the Code. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Shareholder Vote for such item is obtained.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1            Conditions to the Obligations of the Company, Buyer and Seller.  The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)           any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)           no order, decree or ruling (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2            Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)           (i) the representations and warranties set forth in Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.16 (Brokers), Section 4.1 (Authority), Section 4.3 (Title to the Shares; Ownership of Seller) and Section 4.5 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing in all respects as if made at and as of such time (in each case, other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and correct only as of such date or with respect to such period); and (ii) all other representations and warranties of the Company set forth in ARTICLE III hereof and Seller set forth in ARTICLE IV hereof (A) shall be true and correct in all material respects (provided that any of such representations and warranties that are qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects) as of the date of this Agreement (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and correct only as of such date or with respect to such period) except, in the case of this clause (A), where such failure of such representations and warranties to be so true and correct (y) was not within the Company’s Knowledge as of the date of this Agreement, and (z) has not had and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (B) shall be true and correct as of the Closing in all respects (without giving effect to any qualifications as to “materiality” and “Company Material Adverse Effect” set forth in such representations and warranties) as if made at and as of such time (in each case, other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and correct only as of such date or with respect to such period), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct has not had and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)           Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller and the Company under this Agreement on or prior to the Closing Date;

(c)           prior to or at the Closing, the Company shall have delivered the following closing documents:

(i)        a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii)       written resignations of (A) each of the directors of the Company and (B) those officers of the Company designated in writing by Buyer at least ten (10) Business Days prior to the Closing Date;

(iii)      a duly executed non-foreign affidavit from Seller dated as of the Closing Date and in form and substance required under Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(iv)      a duly executed TowerBrook Restrictive Agreement substantially in the form of Exhibit C attached hereto; and

(d)           the Escrow Agreement shall have been executed by Seller and the Escrow Agent.

Section 7.3            Other Conditions to the Obligations of the Company and Seller.  The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company and Seller of the following further conditions:

(a)           the representations and warranties of Buyer set forth in ARTICLE V hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;

(b)           Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)           prior to or at the Closing, Buyer shall have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)           the Escrow Agreement shall have been executed by Buyer and the Escrow Agent.

Section 7.4            Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3.

ARTICLE VIII
TERMINATION

Section 8.1            Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Seller;

(b)           by Buyer, if any of the representations and warranties of the Company set forth in ARTICLE III or Seller set forth in ARTICLE IV shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured within 30 days after written notice thereof is delivered to Seller by Buyer;

(c)           by Seller, if any of the representations and warranties of Buyer set forth in ARTICLE V shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured within 30 days after written notice thereof is delivered to Buyer by Seller;

(d)           by Buyer, if the transactions contemplated by this Agreement shall not have been consummated by September 12, 2014 (the “Termination Date”), unless the failure to consummate the transactions contemplated by this Agreement is solely the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement;

(e)           by Seller, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement is solely the result of a breach by either Seller or the Company of their respective representations, warranties, obligations or covenants under this Agreement;

(f)            by either Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction and shall have complied in all respects and taken all actions required by Section 6.3 hereof; or

(g)           automatically (and without any further action on the part of any Party) at 5:00 pm (New York time) on June 20, 2014 (the “Cut-Off Time”), if Buyer has not provided Seller with written notice that the supervisory board of Fresenius Medical Care AG & Co. KGaA, the ultimate parent entity of Parent Guarantor, has approved this Agreement, the transactions contemplated hereby and the performance by Parent Guarantor and Buyer of their obligations hereunder by the Cut-Off Time.

Section 8.2            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Section 6.4 and ARTICLE X, and (b) any liability of any Party for any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination.  For the avoidance of doubt, there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders as a result of the failure of the transactions contemplated hereby to close as a result of the termination of this Agreement pursuant to Section 8.1(g).

ARTICLE IX
INTENTIONALLY RESERVED

ARTICLE X
MISCELLANEOUS

Section 10.1         Entire Agreement; Assignment; Amendment.  This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, the other Transaction Documents and the Rollover Agreements, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party other than by Buyer to an Affiliate and/or to its lenders for collateral security purposes (whether by operation of law or otherwise) without the prior written consent of Buyer and Seller. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.  This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller (on behalf of itself and the Company).  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void.

Section 10.2         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or E-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or Parent Guarantor:

Fresenius Medical Care North America
920 Winter Street
Waltham, MA 02451
Attention:	Law Department
Facsimile:	(781) 699-9698

with a copy (which shall not constitute notice to Buyer) to:

Dentons US LLP
233 South Wacker Drive
Suite 7800
Chicago, IL 60606
Attention:	Michael M. Froy
Facsimile:	(312) 876-7934
E-mail:	michael.froy@dentons.com

To Seller:

Sound Inpatient Holdings, LLC
c/o TowerBrook Capital Partners L.P.
Park Avenue Tower
65 East 55th Street, 27th Floor
New York, NY 10022
Attention:	Evan Goldman
Glenn F. Miller, Esq.
Facsimile:	(917) 591-4789
E-mail:	Evan.Goldman@towerbrook.com
Glenn.Miller@towerbrook.com

with a copy (which shall not constitute notice to Seller) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Brian Raftery
Leo Greenberg
Dvir Oren
Facsimile:	(212) 446-6460
E-mail:	brian.raftery@kirkland.com
leo.greenberg@kirkland.com
dvir.oren@kirkland.com

To the Company (prior to the Closing):

Sound Inpatient Physicians, Inc.
1123 Pacific Avenue
Tacoma, WA 98402
Attention:	Robert A Bessler, MD
Steven M McCarty, Esq.
Facsimile:	(253) 682-6128
E-mail:	rbessler@soundphysicians.com
smccarty@soundphysicians.com

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Brian Raftery
Leo Greenberg
Dvir Oren
Facsimile:	(212) 446-6460
E-mail:	brian.raftery@kirkland.com
leo.greenberg@kirkland.com
dvir.oren@kirkland.com

To the Company (after the Closing):

Fresenius Medical Care North America
920 Winter Street
Waltham, MA 02451
Attention:	Law Department
Facsimile:	(781) 699-9698

with a copy (which shall not constitute notice to the Company) to:

Dentons US LLP
233 South Wacker Drive
Suite 7800
Chicago, IL 60606
Attention:	Michael M. Froy
Facsimile:	(312) 876-7934
E-mail:	michael.froy@dentons.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.4         Fees and Expenses.  Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, the fees and expenses to be borne by Buyer in accordance with Section 6.3 and Section 6.5), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Unpaid Seller Expenses in accordance with Section 2.4(a)(ii).

Section 10.5         Construction.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 10.6         Exhibits and Schedules.  All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any

Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.7         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8         Extension; Waiver.  At any time prior to the Closing, Seller may, on behalf of itself and the Company, (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto, or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto, or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.9         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10       Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11       Limitation on Damages; Survival.  Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages relating to any breach of this Agreement.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.  This Section 10.11 shall not limit any covenant or agreement of the Parties set forth in this Agreement, which by its express terms requires performance after the Closing.  This ARTICLE X and the agreements of the Parties contained in Section 8.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement.

Section 10.12       WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.13       Jurisdiction and Venue.  Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the  State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.  Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.14       Remedies.  The Parties acknowledge and agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms.   The Parties acknowledge and agree that (i) the other Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which such other parties are entitled under this Agreement, (ii) the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance, or other equitable relief and (iii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 10.15       Waiver of Conflicts.  Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer, Parent Guarantor and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein.  In addition, all communications involving attorney-client confidences between the Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies).  Accordingly, the Group Companies shall not, without Seller’s consent, have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (c) Kirkland  & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.

Section 10.16     Parent Guarantee.

(a)         Parent Guarantor absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance of all covenants, obligations, liabilities and agreements of Buyer set forth in this Agreement.  The foregoing obligation of Parent Guarantor constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor.  The guarantee set forth in this Section 10.16 is a primary guarantee of performance and not just of collection. Neither Seller nor the Company shall be required to attempt to collect any obligation guaranteed hereunder from Buyer prior to enforcing its rights against Parent Guarantor.  Parent Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit or taking of other action by

Seller or the Company against, any other notice to, any party liable thereon. The Parties entered into this Agreement in reliance upon this Section 10.16.  Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Parent Guarantor set forth in this Section 10.16 are knowingly made in contemplation of such benefits.

(b)           Parent Guarantor represents and warrants to Buyer and the Company that:

(i)                the execution, delivery and performance of this Agreement by Parent Guarantor have been duly authorized by all necessary action and do not contravene any provision of Parent Guarantor’s charter or similar organizational documents;

(ii)               all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by Parent Guarantor have been obtained or made and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement;

(iii)              this Agreement constitutes a legal, valid and binding obligation of Parent Guarantor enforceable against Parent Guarantor in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought; and

(iv)              Parent Guarantor has, and will cause Buyer to have at the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including to pay all amounts required to be paid hereunder and the fees and expenses of Buyer related to the transactions contemplated hereby.

(c)         Parent Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of, or other changes in the obligations subject to, the guarantee set forth in Section 10.16 or any part thereof, in each case, to the extent Buyer has agreed to such change in writing in accordance with this Agreement.

(d)         Notwithstanding any other provision to the contrary contained herein, Parent Guarantor agrees to be bound by the terms and conditions of this ARTICLE X as if Parent Guarantor was a “Party.”

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase and Contribution Agreement to be duly executed on its behalf as of the day and year first above written.

SOUND INPATIENT HOLDINGS, LLC

By:	/s/ Robert A. Bessler, M.D.
Name:	Robert A. Bessler, M.D.
Title:	Chief Executive Officer

SOUND INPATIENT PHYSICIANS, INC.

By:	/s/ Robert A. Bessler, M.D.
Name:	Robert A. Bessler, M.D.
Title:	Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AND CONTRIBUTION AGREEMENT

SOUND INPATIENT PHYSICIANS HOLDINGS, LLC

By:	/s/ Mark Caputo
Name:	Mark Caputo
Title:	Executive Vice President, and Managing Partner, Joint Ventures

SIGNATURE PAGE TO STOCK PURCHASE AND CONTRIBUTION AGREEMENT

FRESENIUS MEDICAL CARE AG & CO. KGAA

By:	/s/ Mark Caputo
Name:	Mark Caputo
Title:	Executive Vice President, and Managing Partner, Joint Ventures

SIGNATURE PAGE TO STOCK PURCHASE AND CONTRIBUTION AGREEMENT